UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

United States Steel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following transcript is from an earnings call that was made available on Nippon Steel Corporation’s website on February 13, 2024.

Nippon Steel Corporation, Third Quarter FY2023 IR Briefing

(18:00～19:15 JST, February 7, 2024)

Transcript

Presented by:

Takahiro Mori, Representative Director and Executive Vice President

Moderated by:

Yuichiro Kaneko, General Manager, Head of IR Dept., Accounting & Finance Div.

*************************************************************************************************************

Presentation by Mr. Mori

Slide 15: Roadmap for Growth Strategy

Next slide, please. This is the Roadmap for Growth Strategy I mentioned earlier, and it shows how we will move toward realizing our growth strategy going forward.

The top line of the slide states the effect of facility structural measures. I have mentioned that we will implement cost improvement of \150 billion in the medium-term plan. We have already improved costs by \100 billion in fiscal 2023, and is promoting further improvement of \10 billion in fiscal 2024 and \40 billion in fiscal 2025 to achieve a total cost improvement of \150 billion. This effect of \150 billion will continue from fiscal 2026 onward.

As we will terminate operations of Kashima's one series of upstream facilities, etc. by the end of fiscal 2025, the effect will actually kick in from 2025.

The next two lines indicate the sophistication of order mix. We have decided and have invested in electrical steel sheets and the Nagoya Works’ next-generation hot-strip mill. The investment effects have started to come out as shown on the slide. The major effect will appear from a launch of Nagoya’s hot-strip mill in 1Q of fiscal 2026.

Regarding the acquisition of U. S. Steel, we are currently planning to close the transaction in calendar year 2Q or 3Q of 2024. As soon as the transaction is closed, U. S. Steel will be consolidated.

This will not have a major impact on Nippon Steel’s earnings in fiscal 2024 but from 2025 onward, U. S. Steel’s consolidation is expected to have a full contribution of \140-150 billion based on the current exchange rate in Nippon Steel’s business profit.

Then AM/NS India. We have already invested in the expansion of the Hazira plant, and its start-up effect will kick in from 2025 to 2026.

We closed the deal to acquire interest in EVR, Canada in January 2024 and will see a full effect of this investment from fiscal 2024. As you will see later, EVR itself generates approximately \400 billion in annual business profit, so 20% of that profit will be incorporated into Nippon Steel’s consolidated results from fiscal 2024.

Nippon Steel Trading became our subsidiary in fiscal 2023 and this effect has been incorporated from fiscal 2023. From fiscal 2024 onward, we anticipate to generate synergies of this consolidation.

As you can see from this road map, we have already drawn a picture toward achieving our goal of \1 trillion in business profit by steadily increasing profit and evolving into a further horizontally and vertically integrated business structure.

However, one thing I should note here is that fiscal 2024 will be a kind of a transitional year and that the effects of the various measures will all start to come out in 2025 and 2026. So I think one of our major challenges is to survive fiscal 2024.

Next, please skip the subsequent existing slides and jump to slide 23.

Slide 23: Realize further growth of U. S. Steel by combining strengths of both companies

This slide summarizes the anticipated effects and objectives of the acquisition of U. S. Steel. We intend to bring together the strengths of both companies and to put U. S. Steel on a growth trajectory. I have used this logic and explain in this tone when I met some Senators and Representatives and visited some institutions in Washington, D.C. in mid to late January 2024.

On the left of the slide shows four strengths of Nippon Steel. First of all, we have a high level of product technologies. This strength has been forged in the business of automotive steel sheets and electrical steel sheets, and by very competent customers.

In terms of operational and equipment technologies, we have a wealth of experience operating 11 large blast furnaces (BFs) at six steelworks for many years in Japan, and also in 15 countries around the world. This wealth of operational and equipment technologies will be transferred to U. S. Steel.

In the area of equipment technologies, I would like to emphasize in particular that we have as many as about 1,600 plant engineers. There are not many other companies like this in the world. This workforce enables us to start construction or capital investment projects almost on the construction schedule and on the budget. This is quite extraordinary in the world, and I am proud of having such technological capabilities as a great strength.

Needless to say, decarbonization technologies are another strength of us. We are steadily advancing hydrogen injection into blast furnaces technology now. Lastly, a solid financial structure is also our strength.

On the right of the slide shows four strengths of U. S. Steel. First is an extensive customer base in the United States, and the company has a very strong and well-established history brand value.

Another strength is to possess robust facilities organically combining low-cost iron ore mines, BFs, and electric arc furnaces (EAFs). As more and more EAFs are launched in the world, it will naturally become difficult to obtain high-grade scrap steel. Even in such case, U. S. Steel has high-grade iron ore mines and will have an option to produce reduced iron, and it will also be possible to put molten iron from the BF into the EAF.

The third strength of U. S. Steel is its excellent management and employees, and the strong relationship with unions.

Lastly, U. S. Steel has well-developed customer-oriented R&D system and bases. It used to have the world’s best development capability regarding steel, and it is still carrying out research and development at three bases.

We will bring together these strengths of both companies but will at the same time preserve the good points of U. S. Steel. It means that we will honor U. S. Steel’s name, brand, and the Pittsburgh, PA headquarters.

Also, it is important that U. S. Steel will become a wholly owned subsidiary. Nippon Steel has a lot of joint ventures in 15 countries. We share technology with these joint ventures, but frankly speaking, it is quite difficult to share the core technologies with them because they are joint ventures. However, If it is a wholly-owned subsidiary, we can fully share our technologies, including the content of research and development. I think this is a major feature of the acquisition of U. S. Steel.

Nippon Steel will bring fresh technologies and investment and innovation to U.S. blast-furnace facilities and BRS and to strengthen its current products and services.

The Strengthened products and services will benefit U. S. Steel’s customers and expand U. S. Steel’s cash flow. Therefore, we believe strongly that we can contribute to benefits for all the stakeholders of U. S. Steel.

Slide 24: Contribute to benefits for all stakeholders

Next slide, please. The slide explains how the transaction will benefit all stakeholders of U. S. Steel. With respect to shareholders, it means that shareholder value will be maximized, and to employees, it means that the enhanced profitability and financial soundness lead to stable employment and remuneration.

For customers, this means that strengthened products and services will also further the customers competitiveness. For environment and sustainability, we can become the cleanest steelmaker. Those will enhance the whole supply chain resilience in the U.S. including not only the steel industry but primary industries such as automotive, then will contribute to enhancing the competitiveness of the U.S. industries. We feel strongly that this investment is extremely beneficial to all stakeholders. We are therefore willing to push this forward.

Slide 25: Acquisition of U. S. Steel

Next slide, please. This slide exactly shows what we presented when we announced the intent of the acquisition back on December 18, 2023. As this will be a huge investment, the debt/equity ratio, representing our financial strength, will deteriorate from 0.5 at present to 0.8 or 0.9.

However, this is an investment for growth and profit. We believe that the debt/equity ratio will quickly return to 0.7 or lower due to consolidated profit and cash flow including U. S. Steel and making the most appropriate means of financing.

Slide 26: Progress

Next slide, please. Under these circumstances, we are continuing to have a dialogue with U. S. Steel’s stakeholder and making earnest efforts for deepening their understanding. We are hoping that U. S. Steel will attain resolution at its shareholders meeting.

Subsequently, upon receipt of regulatory approvals, we are expected to close in the second or third quarter of 2024.

*************************************************************************************************************

Additional Information and Where to Find It

This document relates to the proposed transaction between the United States Steel Corporation (“U. S. Steel”) and Nippon Steel Corporation (“NSC”). In connection with the proposed transaction, U. S. Steel has filed and will file relevant materials with the United States Securities and Exchange Commission (“SEC”), including U. S. Steel’s proxy statement on Schedule 14A (the “Proxy Statement”), a preliminary version of which was filed with the SEC on January 24, 2024. The information in the preliminary Proxy Statement is not complete and may be changed. The definitive Proxy Statement will be filed with the SEC and delivered to stockholders of U. S. Steel. U. S. Steel may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction. The proposed transaction will be submitted to U. S. Steel’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, U. S. STEEL’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT (A PRELIMINARY FILING OF WHICH HAS BEEN MADE WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT U. S. STEEL, NSC AND THE PROPOSED TRANSACTION.

U. S. Steel’s stockholders will be able to obtain free copies of the preliminary Proxy Statement and the definitive Proxy Statement (the latter if and when it is available), as well as other documents containing important information about U. S. Steel, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the other documents filed with the SEC by U. S. Steel can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from U. S. Steel’s website www.ussteel.com.

Participants in the Solicitation

NSC, U. S. Steel and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from U. S. Steel’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of U. S. Steel who may, under the rules of the SEC, be deemed participants in the solicitation of U. S. Steel’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement, a preliminary version of which was filed with the SEC on January 24, 2024. Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and was included in the preliminary version of the Proxy Statement filed with the SEC. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This document contains information regarding U. S. Steel and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, the construction or operation of new or existing facilities or capabilities, statements regarding our greenhouse gas emissions reduction goals, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only U. S. Steel’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of U. S. Steel’s or NSC’s control. It is possible that U. S. Steel’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of U. S. Steel or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from U. S. Steel's or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the possibility that U. S. Steel’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact U. S. Steel’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of U. S. Steel’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of U. S. Steel or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of U. S. Steel. U. S. Steel directs readers to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and Form 10-K for the year ended December 31, 2023, and the other documents it files with the SEC for other risks associated with U. S. Steel’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in NSC’s regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well as tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this document is as of the date above. Neither U. S. Steel nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in U. S. Steel’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.